Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Shares, no par value, of Milestone Pharmaceuticals Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 9, 2023

ALTA FUNDAMENTAL ADVISERS LLC

By:	/s/ Gilbert Li
	Name:	Gilbert Li
	Title:	Managing Member

/s/ Gilbert Li
GILBERT LI Individually and as attorney-in-fact for Jeremy Carton